Exhibit 10.1

FINANCING TERM SHEET

BY

PROVECTUS BIOPHARMACEUTICALS, INC.

DATED EFFECTIVE: September 20, 2022

The following is a summary of the terms and conditions of a proposed financing plan (the “Plan”) developed by Provectus Biopharmaceuticals, Inc. (the “Company”). The Plan was approved by the Board of Directors of the Company (the “Board”) on September 20, 2022.

Total Financing Commitment	This Financing Term Sheet (the “2022 Term Sheet”) envisions that the Company shall use its best efforts to arrange for a financing of a maximum of $5 million (the “2022 Financing”), which amounts may be provided in several tranches.

Structure of the Financing	The structure of the 2022 Financing shall be in the form of an unsecured convertible loan (the “Loan”) from various investors (collectively, the “Investors”). The Loan shall be evidenced by one or more convertible promissory notes (the “2022 Notes”) from the Company to each Investor.

The 2021 Notes may voluntarily or automatically convert into shares of Series D-1 Convertible Preferred Stock of the Company on or before twelve (12) months after the issue date of a 2022 Note, subject to certain exceptions.

In addition to customary provisions, the 2022 Notes shall contain the following provisions:

(i)	that the Loan will bear unsecured;

(ii)	that the Loan will bear interest at the rate of eight percent (8%) per annum on the outstanding principal amount of the Loan that has been funded to the Company;

(iii)	that in the event there is a change of control of the Company’s Board, the term of the 2022 Note shall be accelerated and all amounts due under the 2022 Note shall be immediately due and payable at the Investor’s option; and

(iv)	that the principal amount of the Loan and interest payable under the Loan, at the Investor’s option, shall be paid pack, converted into shares of the Company’s Series D-1 Convertible Preferred Stock, a series of preferred stock designated by the Board, at a price per share equal to $2.8620 (where the preferred stock shall be convertible into ten [10] shares of the Company’s Common Stock), or, in the event there is a future financing of the Company, converted into the equity securities and/or debt instruments of such financing.

Use of Proceeds	The proceeds from the 2022 Financing shall be used to fund the Company’s drug discovery and development program, as currently constituted, and envisioned, and to fund the Company’s general and administrative expenses.